Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of August 15, 2007 (the "Effective Date"), by and between Aeroflex Incorporated, a Delaware corporation, with its principal office located at 35 South Service Road, Plainview, New York 11803 (together with its successors and assigns permitted under this Agreement, "Aeroflex") and Leonard Borow, who resides at 7582 Isla Berde Way, Delray Beach, Florida 33446 ("Borow"), amends and restates in its entirety the original agreement made and entered into as of March 1, 1999 between Aeroflex and Borow, as subsequently amended (the "Prior Agreement").

WITNESSETH:

WHEREAS, pursuant to the Agreement and Plan of Merger by and among AX Holding Corp., AC Acquisition Corp (the "Merger Sub") and Aeroflex, dated as of May 25, 2007, Merger Sub shall be merged with and into Aeroflex and the separate corporate existence of Merger Sub shall cease and Aeroflex shall continue as the surviving corporation (the "Transaction");

WHEREAS, Aeroflex has determined that it is in the best interests of Aeroflex and its stockholders to continue to employ Borow following the Transaction and to set forth in this Agreement the obligations and duties of both Aeroflex and Borow; and

WHEREAS, Aeroflex wishes to assure itself of the services of Borow for the period hereinafter provided, and Borow is willing to be employed by Aeroflex for said period, upon the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Aeroflex and Borow (individually a "Party" and together the "Parties") agree as follows:

1.	DEFINITIONS.

(a) "Beneficiary" shall mean the person or persons named by Borow pursuant to Section 17 below or, in the event that no such person is named who survives Borow, his estate.

(b) "Board" shall mean the Board of Directors of Aeroflex.

(c) "Cause" shall mean:

(i) Borow's conviction of a felony involving an act or acts of dishonesty on his part and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of Aeroflex;

(ii) willful and continued failure of Borow to perform his obligations under this Agreement, resulting in demonstrable material economic harm to Aeroflex, or

(iii) a material breach by Borow of the provisions of Sections 12 or 13 below to the demonstrable and material detriment of Aeroflex.

Notwithstanding the foregoing, in no event shall Borow's failure to perform the duties associated with his position caused by his mental or physical disability constitute Cause for his termination.

For purposes of this Section 1(c), no act or failure to act on the part of Borow shall be considered "willful" unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of Aeroflex. Any act or failure to act based upon authority given pursuant to a resolution adopted by the Board or based upon the advice of counsel for Aeroflex shall be conclusively presumed to be done, or omitted to be done, by Borow in good faith and in the best interests of Aeroflex.

(d) "Change in Control" shall have the same meaning as in the LLC Agreement.

(e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) "Consulting Period" shall mean the period specified in Section 11 below during which Borow serves as a consultant to Aeroflex.

(g) "Disability" shall mean the illness or other mental or physical disability of Borow, as determined by a physician acceptable to Aeroflex and Borow, resulting in his failure during the Employment Term or the Consulting Period, as the case may be, (i) to perform substantially his applicable material duties under this Agreement for a period of 90 consecutive days or 180 days in any 12 month period and (ii) to return to the performance of his duties within 30 days after receiving written notice of termination.

(h) "Employment Term" shall mean the period specified in Section 2(b) below.

(i) "Fiscal Year" shall mean the 12-month period beginning on July 1 and ending on the next subsequent June 30, or such other 12-month period as may constitute Aeroflex's fiscal year at any time hereafter.

(j) "Good Reason" shall mean, at any time during the Employment Term, without Borow's prior written consent or his acquiescence:

(i) reduction in his then current Salary;

(ii) diminution, reduction or other adverse change in the bonus or incentive compensation opportunities available to Borow (with respect to the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which bonuses and incentive compensation are determined) in the aggregate from those available as of the Effective Date in accordance with Section 4(a) below;

(iii) Aeroflex's failure to pay Borow any amounts otherwise vested and due him hereunder or under any plan or policy of Aeroflex;

(iv) diminution of Borow's titles, position, authorities or responsibilities, including not serving on the Board;

(v) assignment to Borow of duties incompatible with his position as a senior executive officer;

(vi) imposition of a requirement that Borow report other than directly to Aeroflex's Board;

(vii) a material breach of the Agreement by Aeroflex that is not cured within 10 business days after written notification by Borow of such breach; or

(viii) relocation of Aeroflex's corporate headquarters to a location more than 35 miles from the location first above described.

provided, that the divesture by Aeroflex of assets representing up to sixty percent (60%) of Aeroflex's EBITDA shall not result in a diminution of Borow's positions, authorities or responsibilities.

Borow shall provide Aeroflex written notice specifying such event or deficiency constituting Good Reason within ninety (90) days following Borow's knowledge of the occurrence of such event and Aeroflex shall have thirty (30) days after receipt of such notice to cure the event or deficiency that would result in Good Reason.

(k) "LLC Agreement" shall mean the Amended and Restated Limited Liability Company Operating Agreement of VGG Holding LLC, dated as of August 15, 2007, as amended from time to time.

(l) "Retirement" shall mean the voluntary termination of Borow's employment, other than due to Disability, death or for Good Reason.

(m) "Salary" shall mean the annual salary provided for in Section 3 below, as adjusted from time to time.

(n) "Spouse" shall mean, during the Employment Term and the Consulting Period, the woman who as of any relevant date is legally married to Borow.

(o) "Subsidiary" shall mean any corporation of which Aeroflex owns, directly or indirectly, more than 50 percent of its voting stock.

2.	EMPLOYMENT TERM, POSITIONS AND DUTIES.

(a) Employment of Borow. Aeroflex hereby continues to employ Borow, and Borow hereby accepts continued employment with Aeroflex, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated. Borow shall render services to Aeroflex principally at Aeroflex's corporate headquarters, but he shall do such traveling on behalf of Aeroflex as shall be reasonably required in the course of the performance of his duties hereunder.

(b) Employment Term. The Employment Term shall commence on the Effective Date and shall terminate on August 15, 2012. In addition, the Employment Term shall automatically terminate upon any termination of Executive's employment pursuant Section 8.

(c) Titles and Duties.

(i) Until the date of termination of his employment hereunder, Borow shall be employed as the Chief Executive Officer of Aeroflex, reporting to the Board. In his capacity as the Chief Executive Officer, Borow shall have the customary powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of Aeroflex including, without limitation, authority, in conjunction with the Board as appropriate, to hire and terminate other employees of Aeroflex.

(ii) During the Employment Term, until a Change in Control, Borow shall be a member of the Board of Directors of AX Holding Corp and the Board of Managers of VGG Holding LLC.

(d) Time and Effort.
(i) Borow agrees to devote his best efforts and abilities and his full business time and attention to the affairs of Aeroflex in order to carry out his duties and responsibilities under this Agreement.

(ii) Notwithstanding the foregoing, nothing shall preclude Borow from (A) serving on the boards of a reasonable number of trade associations, charitable organizations and/or businesses not in competition with Aeroflex, (B) engaging in charitable activities and community affairs and (C) managing his personal investments and affairs; provided, however, that, such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 2 (c) above.

3.	SALARY.

(a) Salary. Borow shall receive from Aeroflex an annual Salary, payable in accordance with the regular payroll practices of Aeroflex, in a minimum amount of $525,000. The Board agrees to review Borow's Salary annually during the Employment Term and Borow's Salary may be increased (but not decreased) by the Board in its sole discretion.

(b) Salary Increase. Any amount to which Borow's Salary is increased, as provided in Section 3(a) above or otherwise, shall not thereafter be reduced without his consent, and the term "Salary" as used in this Agreement shall refer to his Salary as thus increased.

4.	BONUSES.

(a) Annual Bonus. For each Fiscal Year ending during the Employment Term, Borow shall be eligible to receive an annual bonus of between 50% and 150% of Salary based upon the achievement of Aeroflex's EBITDA targets established by the Board. 50% of Salary will be awarded if the Aeroflex's EBITDA is $10,000,000 less than the EBITDA target established by the Board (the "Threshold EBITDA") and 150% of Salary will be awarded if Aeroflex’s EBITDA is $10,000,000 or more greater than the EBITDA target established by the Board. Borow's bonus shall be determined by linear interpolation to Aeroflex performance falling between the two targets. No annual bonus will be paid if Aeroflex's EBITDA is below the Threshold EBITDA. The EBITDA targets shall be equitably adjusted by the Board in the event of any divestiture, acquisition or other extraordinary event. The EBITDA target for fiscal year 2008 is $130 million.

(b) Special Bonus. Borow shall be entitled to a payment of $886,590 and an additional payment of $3,700,000 in consideration for agreeing to comply with Section 13 of this Agreement, payable on the earlier of (x) January 2, 2008 or (y) Borow's termination of employment, (i) by Aeroflex without Cause (defined below) or (ii) by Borow for any reason.

5.	EXPENSE REIMBURSEMENT; CERTAIN OTHER COSTS.

During the Employment Term and any Consulting Period, Borow shall be entitled to prompt reimbursement by Aeroflex for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of such accounts and records as may be reasonably required by Aeroflex. In addition, Borow shall be entitled to payment by Aeroflex of all reasonable costs and expenses, including attorneys' and consultants' fees and disbursements, incurred by him in connection with adoption of this Agreement.

6.	PERQUISITES.

(a) During the Employment Term and, any Consulting Period, Aeroflex shall provide Borow with the following perquisites:

(i) an office of a size and with furnishings and other appointments, and exclusive personal secretarial and other assistance, at least equal to that provided to Borow by Aeroflex immediately prior to the Effective Date; and

(ii) the use of an automobile and payment of related expenses on the same terms as are in effect immediately prior to the Effective Date or, if more favorable to Borow, as are made available generally to other executive officers of Aeroflex at any time thereafter.

(b) During the Employment Term, Borow shall be entitled to use a plane maintained by Aeroflex for 10 hours per year, unused hours may be rolled forward into future years. Borow shall pay Aeroflex an amount for such use equal to the minimum amount of income imputed for such use as determined under applicable federal and state rules and regulations (the "Minimum Imputed Income Amount"). In the event Aeroflex does not maintain a plane, as long as Borow is employed by Aeroflex, then Aeroflex shall annually reimburse Executive for the cost associated with the use of a comparable plane for up to 10 hours less the Minimum Imputed Income Amount; provided, however, that, if Borow does not use the full ten hours in any given year, Aeroflex shall pay Borow the Minimum Imputed Income Amount for such unused hours. Any payments required under this Section 6(b) shall be made prior to the end of the calendar year for which such payments relate.

7.	EMPLOYEE BENEFIT PLANS.

(a) General. During the Employment Term, Borow shall be entitled to participate in all employee benefit plans and programs that are made available to Aeroflex's senior executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), holidays, vacation (not less than four weeks in any calendar year) and any other employee benefit plans or programs that may be sponsored by Aeroflex from time to time, including plans that supplement the above-listed types of plans, whether funded or unfunded.

(b) Medical Care Reimbursement and Insurance. During the Employment Term and Consulting Period, Aeroflex shall reimburse Borow for 100 percent of any medical expenses (that are medically necessary in the opinion of a medical doctor) incurred by him for himself and his Spouse that are not reimbursed by insurance or otherwise, offset by any amounts that are reimbursable by Medicare. Subject to Borow's compliance with Sections 12 and 13 and the execution of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached as Exhibit A, which is not revoked, Aeroflex shall provide Borow and his Spouse during his lifetime with hospitalization insurance, surgical insurance, major and excess major medical insurance and dental insurance in accordance with the most favorable plans, policies, programs and practices of Aeroflex and its Subsidiaries made available generally to other senior executive officers of Aeroflex and its Subsidiaries as in effect from time to time. Any payments required under to be made this Section 7(b) shall be made no later than the end of the calendar year after the calendar year in which such expense is incurred.

(c) Life Insurance Benefit. In addition to the group life insurance available to employees generally, Aeroflex shall provide Borow with an individual permanent life insurance benefit in an initial amount of not less than approximately $1,000,000, the terms and conditions of such benefit to be more fully described in an insurance ownership agreement between Borow and Aeroflex.

(d) Disability Benefit. In consideration of the benefit payable to Borow in the event of termination of his employment due to Disability, as provided in Section 8(e) below, or, if applicable, in the event of termination of Borow's consulting services due to Disability during the Consulting Period, as provided in Section 11(d) below, Aeroflex shall not be obligated to provide Borow with long-term disability insurance. Notwithstanding the foregoing, if Aeroflex does provide Borow with such insurance, he shall be the owner of any individual policies obtained and shall pay the premiums thereon.

(e) Retirement Benefit.

(i) If Borow's employment terminates for any reason prior to the first anniversary of the Effective Date, Borow shall be entitled to the benefits provided under the Aeroflex Incorporated Supplemental Executive Retirement Plan (the "SERP"), payable in a lump-sum payment equal to the then present value of the retirement benefit to which Borow would have been entitled if he had remained employed under this Agreement until age 70, as calculated under the SERP; provided, however, that as of the Effective Date, Borow's accrued benefit under the SERP shall be frozen (i.e., except for the deemed service credit set forth in this Section 7(e)(i), only Service and Final Average Pay through the Effective Date shall be taken into account in computing Borow's benefit under the SERP).

(ii) Provided that Borow remains employed until the first anniversary of the Effective Date, Borow shall be entitled to a payment in full consideration of any benefits payable to Borow under the SERP, of $13,367,953, payable upon the earliest to occur of (x) Executive's termination of employment for any reason, (y) a Change in Control or (z) in calendar year 2008, upon the earlier to occur of (A) December 31, 2008 or (B) the date of any Distribution (as defined in the LLC Agreement), and increased from the Effective Date through the payment date by interest at an annual interest rate of 6%, compounded annually.

(iii) Any payments to be made under this Section 7(e) shall be paid no later than the 90th day following the applicable triggering event.

8.	TERMINATION OF EMPLOYMENT.

(a) Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual agreement at any time. If they do so, Borow's entitlements shall be as the Parties mutually agree.

(b) General. Notwithstanding anything to the contrary herein, in the event of termination of Borow's employment under this Agreement, he or his Beneficiary, as the case may be, shall be entitled to receive (in addition to payments and benefits under Section 4(b) and subsections (c) through (h) below, as applicable):

(i) his Salary through the date of termination;

(ii) any unused vacation from prior years;

(iii) any reimbursements payable in accordance with Sections 4 above of any business expenses incurred by Borow, through the date of termination but not yet paid to him;

(iv) any other compensation or benefits, including without limitation employee benefits under plans described in Section 7 above, that have vested through the date of termination or to which he may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan; and

(v) reimbursement in accordance with Sections 7(a) and (b) above of any business and medical expenses incurred by Borow or his Spouse, as applicable, through the date of termination but not yet paid to him.

(c) Termination due to Retirement. In the event that Borow's employment terminates due to Retirement, he shall be entitled, in addition to the compensation and benefits specified in Section 8(b), to the benefits provided under the SERP, as provided in Section 7(e) above and to any annual bonus for the current Fiscal Year based on actual performance of Aeroflex, prorated to the date of termination. The Consulting Period shall begin on the day following termination of Borow's employment by Retirement.

(d) Termination due to Death. In the event that Borow's employment terminates due to his death, his Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 8(b), to any annual bonus for the current Fiscal Year based on actual performance of Aeroflex, prorated to the date of termination.

(e) Termination due to Disability. In the event of Disability, Aeroflex or Borow may terminate Borow's employment. If Borow's employment terminates due to Disability, he shall be entitled, in addition to the compensation and benefits specified in Section 8(b), to any annual bonus for the current Fiscal Year based on actual performance of Aeroflex, prorated to the date of termination.

(f) Termination by Aeroflex for Cause. Aeroflex may terminate Borow's employment hereunder for Cause only upon written notice to Borow prior to any intended termination, which notice shall specify the grounds for such termination in reasonable detail. Cause shall in no event be deemed to exist except upon a finding reflected in a resolution approved by a majority (excluding Borow) of the members of the Board (whose findings shall not be binding upon or entitled to any deference by any court, arbitrator or other decision-maker ruling on this Agreement) at a meeting of which Borow shall have been given proper notice and at which Borow (and his counsel) shall have a reasonable opportunity to present his case.

In the event that Borow's employment is terminated for Cause, he shall be entitled only to the compensation and benefits specified in Section 8(b).

(g) Termination Without Cause or by Borow for Good Reason.

(i) Termination without Cause shall mean termination of Borow's employment by Aeroflex and shall exclude termination (A) due to Retirement, death, Disability or Cause or (B) by mutual agreement of Borow and Aeroflex. Aeroflex shall provide Borow 15 days' prior written notice of termination by it without Cause, and Borow shall provide Aeroflex 30 days' prior written notice of his termination for Good Reason.

(ii) In the event of termination by Aeroflex of Borow's employment without Cause or of termination by Borow of his employment for Good Reason, subject to the execution of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached as Exhibit A, which is not revoked, he shall be entitled, in addition to the compensation and benefits specified in Section 8(b), to:

(A) his Salary, payable for the remainder of the Employment Term (assuming Borow's employment had not terminated) at the rate in effect immediately before such termination;

(B) annual bonuses for the remainder of the Employment Term (assuming Borow's employment had not terminated) (including a prorated bonus for any partial Fiscal Year) equal to the average of the highest annual bonuses (not to exceed 3 years) awarded to him during the Fiscal Years (not to exceed 10 years) commencing after the Effective Date (including, without limitation, any bonus awarded to Borow in the year of termination, which is unpaid as of the date of termination) (provided that if Borow is terminated prior to the payment of any annual bonus following the Effective Date, the annual bonus shall be 50% of Salary), such bonuses to be paid at the same time annual bonuses are regularly paid by Aeroflex to Borow;

(C) continued medical reimbursement for the remainder of the Employment Term (assuming Borow's employment had not terminated) and thereafter the lifetime medical benefits described in Section 7(b) above;

(D) continued participation in all employee benefit plans or programs available to Aeroflex employees generally in which Borow was participating on the date of termination of his employment until the end of the Employment Term (assuming Borow's employment had not terminated); provided; however, that (x) if Borow is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (D), he shall be entitled to the after-tax economic equivalent, paid in a lump sum upon termination of Borow's employment, of the benefits under the plan or program in which he is unable to participate until the end of the Employment Term, and (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that Borow would incur in obtaining such benefit on an individual basis; and

(E) other benefits in accordance with applicable plans and programs of Aeroflex.

(iii) Prior written consent by Borow to any of the events described in Section 1(j) above shall be deemed a waiver by him of his right to terminate for Good Reason under this Section 8(g) solely by reason of the events set forth in such waiver.

9.	NO DUTY TO MITIGATE; NO OFFSET.

Borow shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payment hereunder be subject to offset in the event Borow does receive compensation for services from any other source.

10.	PARACHUTES.

(a) Transaction.

(i) Application. If, in connection with the Transaction, all, or any portion, of the payments provided under this Agreement, and/or any other payments and benefits that Borow receives or is entitled to receive from Aeroflex or a Subsidiary, whether or not under an existing plan, arrangement or other agreement, constitutes an "excess parachute payment" within the meaning of Section 280G(b) of the Code (each such parachute payment, a "Parachute Payment") and will result in the imposition on Borow of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which Borow is entitled under this Agreement, Aeroflex shall pay him an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving Parachute Payments, plus the amount necessary to put him in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including without limitation any payments under this Section 10) as if no excise taxes had been imposed with respect to Parachute Payments (the "Parachute Gross-up").

(ii) Computation. The amount of any payment under this Section 10 shall be computed by a certified public accounting firm of national reputation selected by Aeroflex and acceptable to Borow. If Aeroflex or Borow disputes the computation rendered by such accounting firm, Aeroflex shall select an alternative certified public accounting firm of national reputation to perform the applicable computation. If the two accounting firms cannot agree upon the computations, Borow and Aeroflex shall jointly appoint a third certified public accounting firm of national reputation within 10 calendar days after the two conflicting computations have been rendered. Such third accounting firm shall be asked to determine within 30 calendar days the computation of the Parachute Gross-up to be paid to Borow, and payments shall be made accordingly.

(iii) Payment. In any event, Aeroflex shall pay to Borow or pay on his behalf the Parachute Gross-up as computed by the accounting firm initially selected by Borow by the time any taxes payable by him as a result of the Parachute Payments become due, with Borow agreeing to return the excess amount of such payment over the final computation rendered from the process described in Section 10(b). Borow and Aeroflex shall provide the accounting firms with all information that any of them reasonably deems necessary in order to compute the Parachute Gross-up. The cost and expenses of all the accounting firms retained to perform the computations described above shall be borne by Aeroflex.

In the event that the Internal Revenue Service ("IRS") or the accounting firm computing the Parachute Gross-up finally determines that the amount of excise taxes thereon initially paid was insufficient to discharge Borow's excise tax liability, Aeroflex shall make additional payments to him as may be necessary to reimburse him for discharging the full liability.

If there is a reasonable basis for a refund claim with respect to excise taxes paid, as determined in the sole discretion of Aeroflex, Borow shall apply to the IRS for a refund of any excise taxes paid and remit to Aeroflex the amount of any such refund that he receives. Aeroflex shall reimburse Borow for his expenses in seeking a refund of excise taxes and for any interest and penalties imposed on excise taxes that he is required to pay.

(b) Change in Control. If, in connection with a Change in Control or other transaction following the Effective Date, Aeroflex determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to Borow constitute "parachute payments" within the meaning of Section 280G of the Code (“Parachute Payments”), and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Borow's Parachute Payments will be reduced to an amount determined by Aeroflex in good faith to be the maximum amount that may be provided to Borow without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, the “Cutback Benefits”).  Borow shall be entitled to select which Parachute Payments shall be reduced hereunder; provided that if Borow fails to so select, Aeroflex shall select which Parachute Payments will be reduced.  Notwithstanding the foregoing, Aeroflex shall use reasonable efforts to obtain the approval of the Cutback Benefits by Aeroflex's shareholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G, it being understood and agreed that Aeroflex does not guarantee that such approval will be obtained.  If, and only if, Aeroflex determines that such approval is obtained, Borow shall be entitled to receive the Cutback Benefits without regard to the first sentence of this paragraph.

(c) Any Parachute Gross-up payments due to Borow under this Section 10 shall be paid no later than the end of the calendar year following the calendar year in which Borow pays the excise tax to which such Parachute Gross-up payment relates.

11.	CONSULTING PERIOD.

(a) General. Effective upon the end of the Employment Term (but only if the Employment Term ends by reason of its expiration or, if earlier, upon termination of Borow's employment (i) by mutual agreement or (ii) by Retirement), Borow shall become a consultant to Aeroflex, in recognition of the continued value to Aeroflex of his extensive knowledge and expertise. Unless earlier terminated, as provided in Section 11(e), the Consulting Period shall continue for three years.

(b) Duties and Extent of Services.

(i) During the Consulting Period, Borow shall consult with Aeroflex and its senior executive officers regarding its respective businesses and operations. Such consulting services shall not require more than 50 days in any calendar year, nor more than one day in any week, it being understood and agreed that during the Consulting Period Borow shall have the right, consistent with the prohibitions of Sections 12 and 13 below, to engage in full-time or part-time employment with any business enterprise that is not a competitor of Aeroflex.

(ii) Borow's service as a consultant shall only be required at such times and such places as shall not result in unreasonable inconvenience to him, recognizing that he may have to accord priority to his other business commitments over the performance of services for Aeroflex. In order to minimize interference with Borow's other commitments, his consulting services may be rendered by personal consultation at his residence or office wherever maintained, or by correspondence through mail, telephone, fax or other similar mode of communication at times, including weekends and evenings, most convenient to him.

(iii) During the Consulting Period, Borow shall not be obligated to serve as a member of the Board or to occupy any office on behalf of Aeroflex or any of its Subsidiaries.

(c) Compensation. During the Consulting Period, Borow shall receive from Aeroflex each year an amount equivalent to two-thirds of his Salary at the end of the Employment Term, payable and subject to annual increase as provided in Section 3 above.

(d) Disability. In the event of Disability during the Consulting Period, Aeroflex or Borow may terminate Borow's consulting services. If Borow's consulting services are terminated due to Disability, he shall be entitled to compensation, in accordance with Section 11(c), for the remainder of the Consulting Period.

(e) Termination. The Consulting Period shall terminate after three years or, if earlier, upon Borow's death or upon his failure to perform consulting services as provided in Section 11(b), pursuant to 30 days' written notice by Aeroflex to Borow of the grounds constituting such failure and reasonable opportunity afforded Borow to cure the alleged failure. Upon any such termination, payment of consulting fees and benefits (with the exception of lifetime medical benefits under Section 7(b) above) shall cease.

(f) Other. During the Consulting Period, Borow shall be entitled to expense reimbursement (including secretarial, telephone and similar support services) and perquisites and medical benefits, pursuant to the terms of Sections 5, 6(a) and 7(b), respectively.

12.	CONFIDENTIAL INFORMATION.

(a) General.

(i) Borow understands and hereby acknowledges that as a result of his employment with Aeroflex he will necessarily become informed of and have access to certain valuable and confidential information of Aeroflex and any of its Subsidiaries, joint ventures and affiliates, including, without limitation, inventions, trade secrets, technical information, computer software and programs, know-how and plans ("Confidential Information"), and that any such Confidential Information, even though it may be developed or otherwise acquired by Borow, is the exclusive property of Aeroflex to be held by him in trust solely for Aeroflex's benefit.

(ii) Accordingly, Borow hereby agrees that, during the Employment Term and the Consulting Period and subsequent to both, he shall not, and shall not cause others to, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity any Confidential Information without prior written consent of the Board, except to (A) responsible officers and employees of Aeroflex or (B) responsible persons who are in a contractual or fiduciary relationship with Aeroflex or who need such information for purposes in the interest of Aeroflex. Notwithstanding the foregoing, the prohibitions of this clause (ii) shall not apply to any Confidential Information that becomes of general public knowledge other than from Borow or is required to be divulged by court order or administrative process; provided that Borow shall give prompt written notice to Aeroflex of such requirement, disclose no more information than is so required, and cooperate with any attempts by Aeroflex to obtain a protective order or similar treatment.

(b) Return of Documents. Upon termination of his employment with Aeroflex for any reason or, if applicable, upon expiration of the Consulting Period, Borow shall promptly deliver to Aeroflex all plans, drawings, manuals, letters, notes, notebooks, reports, computer programs and copies thereof and all other materials, including without limitation those of a secret or confidential nature, relating to Aeroflex's business that are then in his possession or control.

(c) Remedies and Sanctions. In the event that Borow is found to be in violation of Section 12(a) or (b) above, Aeroflex shall be entitled to relief as provided in Section 14 below.

13.	NONCOMPETITION/NONSOLICITATION.

(a) Prohibitions. During Borow's employment with Aeroflex and, if applicable, the Consulting Period and until the later of (x) the fifth anniversary of the Effective Date and (y) two years following the Borow's termination of employment for any reason or the Consulting Period, as applicable, Borow shall not, without prior written authorization of the Board, directly or indirectly,

(i) whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of Aeroflex or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by Aeoflex or any of its subsidiaries on the date of Borow's termination of employment or within twelve (12) months of Borow's termination of employment in the geographic locations where Aeroflex and its subsidiaries engage or propose to engage in such business;

(ii) solicit or induce any customer of Aeroflex to cease purchasing goods or services from Aeroflex or to become a customer of any competitor of Aeroflex; or

(iii) solicit or attempt to solicit any employee of Aeroflex or any of its subsidiaries (a "Current Employee") or any person who was an employee of Aeroflex or any of its subsidiaries during the twelve (12) month period immediately prior to the date Borow's employment terminates (a "Former Employee") to terminate such employee's employment relationship with Aeroflex in order, in either case, to enter into a similar relationship with Borow, or any other person or any entity or hire any employee or Former Employee.

(b) Remedies and Sanctions. In the event that Borow is found to be in violation of Section 13(a) above, Aeroflex shall be entitled to relief as provided in Section 14 below.

(c) Exceptions. Notwithstanding anything to the contrary in Section 13(a) above, its provisions shall not be construed as preventing Borow from investing his assets in any business that is not a direct competitor of Aeroflex.

14.	REMEDIES/SANCTIONS.

Borow acknowledges that the services he is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage may result to Aeroflex in the event of any breach of this Agreement or default by Borow. Because of the unique nature of the Confidential Information and the importance of the prohibitions against competition and solicitation, Borow further acknowledges and agrees that Aeroflex will suffer irreparable harm if he fails to comply with his obligations under Section 12(a) or (b) above or Section 13(a) above and that monetary damages would be inadequate to compensate Aeroflex for any such breach. Accordingly, Borow agrees that, in addition to any other remedies available to either Party at law, in equity or otherwise, Aeroflex will be entitled to seek injunctive relief or specific performance to enforce the terms (without the posting of a bond), or prevent or remedy the violation, of any provisions of this Agreement. In addition, without limiting Aeroflex's remedies for any breach of any restriction on Borow set forth in Sections 12(a) or (b) above or Section 13(a) above, except as required by law, Aeroflex will have no obligation to pay or provide any of the amounts or benefits under Sections 7 or 8 above.

15.	BENEFICIARIES/REFERENCES.

Borow shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following his death by giving Aeroflex written notice thereof; provided, however, that absent any then effective contrary notice, his beneficiary shall be his surviving Spouse. In the event of Borow's death, or of a judicial determination of his incompetence, reference in this Agreement to Borow shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.

16.	WITHHOLDING TAXES.

All payments to Borow or his Beneficiary under this Agreement shall be subject to withholding on account of federal, state and local taxes as required by law.

17.	INDEMNIFICATION AND LIABILITY INSURANCE.

Nothing herein is intended to limit Aeroflex's indemnification of Borow, and Aeroflex shall indemnify him to the fullest extent permitted by applicable law consistent with Aeroflex's Certificate of Incorporation and By-Laws as in effect on the Effective Date, with respect to any action or failure to act on his part while he is an officer, director or employee of Aeroflex or any Subsidiary. Aeroflex shall cause Borow to be covered at all times by directors' and officers' liability insurance on terms no less favorable than provided to other directors' and officers'. Aeroflex shall continue to indemnify Borow as provided above and maintain such liability insurance coverage for him after the Employment Term and, if applicable, the Consulting Period, for any claims that may be made against him with respect to his service as a director or officer of Aeroflex or as a consultant to Aeroflex.

18.	EFFECT OF AGREEMENT ON OTHER BENEFITS.

The existence of this Agreement shall not prohibit or restrict Borow's entitlement to participate fully in compensation, employee benefit and other plans of Aeroflex in which senior executives are eligible to participate.

19.	ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Borow) and assigns. No rights or obligations of Aeroflex under this Agreement may be assigned or transferred by Aeroflex except pursuant to (a) a merger or consolidation in which Aeroflex is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of Aeroflex, provided that the surviving entity or assignee or transferee is the successor to all or substantially all of the assets of Aeroflex and such surviving entity or assignee or transferee assumes the liabilities, obligations and duties of Aeroflex under this Agreement, either contractually or as a matter of law.

20.	REPRESENTATIONS.

The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Aeroflex represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

21.	ENTIRE AGREEMENT.

Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof, including without limitation the Prior Agreement. Payments and benefits provided under this Agreement are in lieu of any payments or other benefits under any severance program or policy of Aeroflex to which Borow would otherwise be entitled.

22.	AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Borow and an authorized officer of Aeroflex. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

23.	SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

24.	SURVIVAL.

The respective rights and obligations of the Parties under this Agreement shall survive any termination of Borow's employment with Aeroflex.

25.	GOVERNING LAW/JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws.

26.	NOTICES.

Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Aeroflex or the Board:

Aeroflex Incorporated
35 South Service Road
Plainview, NY 11803
Attention: General Counsel
FAX: (516) 694-4823

With a copy to:

Veritas Capital Management II, LLC
660 Madison Avenue, 14th Floor
New York, New York 10021
Attention: Robert B. McKeon

And a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:	Benjamin Polk
Telephone:	(212) 756-2000
Fax:	(212) 593-5955

If to Borow:

Leonard Borow
7582 Isla Berde Way
Delray Beach, Florida 33446

27.	HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

28.	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Aeroflex Incorporated

Attest:		By: /s/ John Adamovich

Witness:	/s/	/s/ Leonard Borow
Leonard Borow

Exhibit A

GENERAL RELEASE

I, Leonard Borow, in consideration of and subject to the terms and conditions set forth in the Employment Agreement dated as of August 15, 2007 (the "Employment Agreement") to which this General Release is attached, and other good and valuable consideration, do hereby release and forever discharge Aeroflex Incorporated (the "Company"), VGG Holding LLC, AX Holding Corp. and their current and former officers, directors, partners, members, shareholders, investors, employees, attorneys, agents, predecessors, successors, affiliates, assigns and legal representatives (together, the "Company Released Parties"), from any and all claims, charges, manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which I, my heirs, executors, administrators and assigns have, or may hereafter have against the Company Released Parties arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of the world to the date hereof ("Claims"), including, without limitation, in connection with or relating to, my employment or termination of employment with the Company and its subsidiaries, the Employment Agreement, all employment-related matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law and any claims of employment discrimination, unlawful harassment or retaliation claims and claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (to the extent allowed by law), 29 U.S.C. § 201 et seq., Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act of 1993, 42 U.S.C. § 12900 et seq., the Family and Medical Leave Act of 1990 (to the extent allowed by law), 42 U.S.C. § 12101, et seq., the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York State Labor Law, N.Y. Labor Law § 1 et seq., and the New York City Human Rights Law, N.Y.C. Admin. Code § 8-107 et seq., provided, that this General Release shall not constitute a release of any Claims that arise from a breach of (i) Sections 4(b), 7, 8, 10, 11 and/or 17 of the Employment Agreement, (ii) the Contribution Agreement between VGG Holding LLC and me, (iii) the Amended and Restated Limited Liability Agreement of VGG Holding LLC, as amended from time to time or (iv) any benefit under any tax-qualified plan sponsored, maintained or contributed to by the Company.

I acknowledge that I have been advised to consult with legal counsel. I acknowledge that I have been provided with the opportunity to review and consider this General Release for twenty-one (21) days from the date it was provided to me. If I elect to sign before the expiration of the twenty-one (21) days, I acknowledge that I will have chosen, of my own free will without any duress, to waive my right to the full twenty-one (21) day period. I understand that I may revoke this General Release within seven (7) days after my execution by sending a written notice of revocation to __________ at the Company at ____________________, received within the seven-day revocation period.

I acknowledge that I have not relied on any representations or statements not set forth in the Employment Agreement or in this General Release. Unless otherwise publicly-filed by the Company, I will not disclose the contents or substance of this General Release to any third parties, other than my spouse, attorneys, accountants, or as required by law, and I will instruct each of the foregoing not to disclose the same. I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects.

This General Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

In witness hereof, I have executed this General Release this 15th day of _____, 200_.

Leonard Borow